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                                                                      Exhibit 99


EXCHANGE NATIONAL BANCSHARES TO BE INCLUDED IN THE NEW RUSSELL MICROCAP INDEX Jefferson City, MO
July 18, 2005

Exchange National Bancshares of Jefferson City, MO (NASDAQ: EXJF), a financial services company, announced today it has been selected for inclusion in the newly launched Russell Microcap(TM) Index.

The Russell Microcap(TM) Index is comprised of the smallest 1,000 securities in the small-cap Russell 2000(TM) Index plus the next 1,000 companies and is based on a ranking of all U.S. equities by market capitalization. This new index offers managers and other investors a comprehensive, unbiased barometer to compare their performance against the genuine microcap marketplace of stocks.

Companies selected for the Russell Microcap Index were ranked as of June 24 by total market capitalization and weighted based on free-float adjustment, an integral aspect of Russell index methodology. Free-float adjustment means stocks are weighted by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares.

James E. Smith, Chairman and CEO stated, "We are pleased to be included in the Russell Microcap Index and we look forward to the broadened investor awareness that may result."

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

ABOUT EXCHANGE NATIONAL BANCSHARES

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:          Kathleen Bruegenhemke
                  Senior Vice President, Investor Relations
                  TEL: 573.761.6100   FAX: 573.761.6272
                  www.exchangebancshares.com


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